Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49371, 333-80967, 333-119472, 333-137483, 333-144957, 333-153801, 333-160247, 333-175609, 333-185587, 333-192412, 333-196841, 333-218875 and 333-239583 on Form S-8 and Registration Statement Nos. 333- 172662, 333-227404 and 333-249084 on Form S-3 of our reports dated March 19, 2021, relating to the consolidated financial statements of Best Buy Co., Inc., and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended January 30, 2021.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 19, 2021